Exhibit 99.1

BJ’s Restaurants, Inc. Reports Fiscal 2017 First Quarter Results

HUNTINGTON BEACH, Calif., April 27, 2017 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ:BJRI) today reported financial results for its fiscal 2017 first quarter ended Tuesday, April 4, 2017.

First Quarter 2017 Highlights Compared to First Quarter 2016

  Total revenues grew 5.9% to $257.8 million
  Total restaurant operating weeks increased approximately 10%
  Comparable restaurant sales declined 1.3%
  Net income and diluted net income per share were $9.3 million and $0.42, respectively, as compared to $11.6 million and $0.47 for the same quarter last year

“A marked improvement in sales and operating trends during the second half of the first quarter resulted in total revenue, comparable restaurant sales, restaurant operating margins, and diluted EPS exceeding expectations,” commented Greg Trojan, President and CEO. “Our sales momentum in the latter part of the quarter partially offset the impact from extreme California rains and calendar shifts. The ongoing excellent work of our operators, combined with our operating disciplines, industry leading average unit volumes and the operating leverage in our business model, enabled BJ’s to deliver another quarter of solid earnings.

“In addition to improving underlying sales trends, we made excellent progress with our major sales building initiatives during the quarter. Our new daily Brewhouse Specials, which rolled out company-wide in February, continue to gain traction and are generating some of our highest Pizookie® incident rates during ‘$3 Pizookie® Tuesdays.’ We recently completed the installation of our new slow-roasting ovens in all of our restaurants. These new ovens allow us to slow-cook to perfection large format proteins such as prime rib, turkey, pork shoulder and ribs. We plan to support the rollout of our new slow-cooked proteins through various media channels in May to coincide with Mother’s Day, graduation and Father’s Day celebrations. The launch of our new handheld server tablets is also on schedule, with 86 restaurants now using the new technology. The handheld server tablets continue to drive improvements in items per order incident rates while speeding up order times, thereby enhancing guest satisfaction ratings. Our tests of third party delivery services also continued during the quarter, and we look forward to launching this offering in our restaurants later this year. Most importantly, our team members are embracing these new initiatives and continue to deliver exceptional guest service every day and on every shift.”

In the first quarter of fiscal 2017, BJ’s opened three new restaurants in Noblesville, Indiana, Columbia, Maryland and Mobile, Alabama. To date in the second quarter, the Company has opened restaurants in Fort Wayne, Indiana and Youngstown, Ohio bringing our concept total to 192 locations. Trojan concluded, “We expect to open two additional restaurants in the second quarter and three restaurants in the second half of this year for a total of ten new restaurants in fiscal 2017. With the success of our newest restaurants, coupled with the broad appeal of our concept and the significant number of untapped regions throughout the United States, the majority of our growth remains ahead of us.”

During the first quarter of 2017, the Company repurchased and retired approximately 0.8 million shares of its common stock at a cost of approximately $29.0 million. Since the Company’s first share repurchase authorization was approved in April 2014, BJ’s has repurchased and retired approximately 8.2 million shares at a cost of approximately $319.5 million. The Company’s Board of Directors has approved an expansion of the share repurchase program by $50 million. As a result, the Company currently has approximately $80.5 million available under its authorized $400 million share repurchase program.

Investor Conference Call and Webcast
BJ’s Restaurants, Inc. will conduct a conference call on its first quarter 2017 earnings release today, April 27, 2017, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. currently owns and operates 192 casual dining restaurants under the BJ’s Restaurant & Brewhouse®, BJ’s Restaurant & Brewery®, BJ’s Pizza & Grill® and BJ’s Grill® brand names. BJ’s Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. All restaurants feature BJ’s critically acclaimed proprietary craft beers, which are produced at several of the Company’s Restaurant & Brewery locations, its two brewpubs in Texas and by independent third party craft brewers. The Company’s restaurants are located in the 24 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. Visit BJ’s Restaurants, Inc. on the Web at http://www.bjsrestaurants.com for locations and additional information.

Forward-Looking Statements Disclaimer
Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (vii) factors that impact California, where 63 of our current 192 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	First Quarter Ended
	April 4, 2017		March 29, 2016
Revenues	$257,816	100.0%	$243,401	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	65,395	25.4	60,640	24.9
Labor and benefits	92,383	35.8	84,778	34.8
Occupancy and operating	53,944	20.9	49,073	20.2
General and administrative	14,296	5.5	14,362	5.9
Depreciation and amortization	16,749	6.5	15,598	6.4
Restaurant opening	1,413	0.5	1,439	0.6
Loss on disposal and impairment of assets	687	0.3	749	0.3
Legal and other settlements	-	-	369	0.2
Total costs and expenses	244,867	95.0	227,008	93.3
Income from operations	12,949	5.0	16,393	6.7

Other (expense) income:
Interest expense, net	(888)	(0.3)	(387)	(0.2)
Other income, net	785	0.3	397	0.2
Total other (expense) income	(103)	-	10	-
Income before income taxes	12,846	5.0	16,403	6.7

Income tax expense	3,580	1.4	4,759	2.0

Net income	$9,266	3.6%	$11,644	4.8%

Net income per share:
Basic	$0.42		$0.48
Diluted	$0.42		$0.47

Weighted average number of shares outstanding:
Basic	21,932		24,278
Diluted	22,313		24,691

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	April 4, 2017 (unaudited)	January 3, 2017 (audited)
Cash and cash equivalents	$23,562	$22,761
Total assets	$699,075	$691,312
Total debt	$182,700	$148,000
Shareholders’ equity	$256,794	$274,897

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	First Quarter Ended
	April 4, 2017		March 29, 2016
Stock-based compensation (1)
Labor and benefits	$468	0.2%	$403	0.2%
General and administrative	1,168	0.5	1,147	0.5
Total stock-based compensation	$1,636	0.7%	$1,550	0.7%

Operating Data
Comparable restaurant sales % change	(1.3%)		0.6%
Restaurants opened during period	3		4
Restaurants open at period-end	190		174
Restaurant operating weeks	2,445		2,231

(1) Percentages represent percent of total revenues.

Restaurant Level Operating Margin
Restaurant level operating margin, a Non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure includes only the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level margin differently than we do, restaurant level margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A calculation of restaurant level operating margin and a reconciliation of restaurant level operating margin to income from operations for the first quarter ended April 4, 2017 and March 29, 2016 is set forth below:

	First Quarter Ended
	April 4, 2017		March 29, 2016
Income from operations	$12,949	5.0%	$16,393	6.7%
General and administrative	14,296	5.5	14,362	5.9
Depreciation and amortization	16,749	6.5	15,598	6.4
Restaurant opening	1,413	0.5	1,439	0.6
Loss on disposal and impairment of assets	687	0.3	749	0.3
Legal and other settlements	-	-	369	0.2
Restaurant level operating margin	$46,094	17.9%	$48,910	20.1%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.